Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CADIZ INC

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	(1)	Other	1,600,000	$3.53	$5,648,000.00	0.0001381	$779.99

Total Offering Amounts:						$5,648,000.00		779.99
Total Fee Offsets:
Net Fee Due:								$779.99

__________________________________________
Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Consists of 1,600,000 shares of common stock issuable to one employee pursuant to one-time inducement equity awards of 800,000 restricted stock units and 800,000 performance stock units granted to the employee to induce the employee to accept employment in accordance with Nasdaq Listing Rule 5635(c)(4). (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, as amended, and based upon the average of the high ($3.660) and low ($3.406) prices of the Registrant’s common stock on August 12, 2026, as reported on The Nasdaq Global Market.